Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release
Contact: Teri Everett 212-852-7070
Jack Horner 212-852-7952

NEWS CORPORATION TO ACQUIRE EDUCATION TECHNOLOGY COMPANY WIRELESS GENERATION

Company will become an independent subsidiary

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New York, New York, November 22, 2010 - News Corporation today announced it has signed a definitive agreement to acquire 90 percent of Wireless Generation, a privately-held Brooklyn-based education technology company for approximately $360 million in cash. Upon completion of the transaction, Wireless Generation will become a subsidiary of News Corporation and will be managed by founder and CEO Larry Berger, President and COO Josh Reibel, and Executive Vice President and Chief Product Officer Laurence Holt, who will collectively retain a 10 percent interest.

Established in 2000, Wireless Generation provides mobile and web software, data systems and professional services that enable teachers to use data to assess student progress and deliver individualized instruction. Serving more than 200,000 teachers and three million students across all 50 states, the Company is dedicated to creating innovative tools to help educators teach smarter. It currently has 400 employees.

"When it comes to K through 12 education, we see a $500 billion sector in the U.S. alone that is waiting desperately to be transformed by big breakthroughs that extend the reach of great teaching," said News Corporation Chairman and CEO, Rupert Murdoch. "Wireless Generation is at the forefront of individualized, technology-based learning that is poised to revolutionize public education for a new generation of students."

A recognized leader in the movement to personalize the educational experience through the use of data and technology, Wireless Generation also builds large-scale data systems that centralize student data, give educators and parents unprecedented visibility into learning and foster professional communities of educators with social networking tools. The Company is a key partner to New York City's Department of Education on its Achievement Reporting and Innovation System (ARIS) as well as on the City's School of One initiative, named by TIME Magazine as one of the Best Inventions of 2009.

"We're delighted to be joining a company that has a long history of growing entrepreneurial, innovative businesses," said Larry Berger, CEO of Wireless Generation. "Rupert believes in the power of digital platforms to reach more people with better information, more swiftly than ever and he understands the transformative effect technology can bring to the process of learning."

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2010 of approximately US$56 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

About Wireless Generation

Wireless Generation creates innovative tools, systems and services that help educators teach smarter. With its solutions, educators can feasibly apply research-based, proven practices such as frequent progress monitoring and needs diagnosis, data-informed decision-making, differentiated instruction and professional collaborations across classrooms, grades, schools. The company has helped educators to address and solve some of the most pressing challenges in teaching and learning. Wireless Generation currently serves more than 200,000 educators and three million students.